Exhibit 99.01
News Release

FOR IMMEDIATE RELEASE MEDIA CONTACT:	INVESTOR CONTACT:
Genevieve Haldeman	Helyn Corcos
Symantec Corporation	Symantec Corporation
408-517-7642	408-517-8324
glhaldeman@symantec.com	hcorcos@symantec.com
GARY BLOOM TO LEAVE SYMANTEC
CUPERTINO, Calif. – Jan. 23, 2006 – Symantec Corp. (Nasdaq: SYMC) today announced that Gary Bloom, currently serving as vice chairman and president, will leave Symantec following an orderly transition before the end of March. He also will resign from his position as vice chairman of the board of directors.
“Gary has been a terrific partner in the merger and with the integration of the teams complete, this is a natural time for this transition,” said John W. Thompson, Symantec chairman and chief executive officer. “I appreciate the dedication and passion he brought to Symantec.”
“The strength of the management team at Symantec gives me comfort in deciding to use this transition to take a break after almost 25 years in the high technology industry,” said Bloom. “I still firmly believe in the strategic rationale for bringing Symantec and VERITAS together.”
The lines of business currently reporting to Bloom will report directly to Thompson. Bloom’s current role as president will not be filled at this time.
Bloom joined Symantec through the company’s merger with VERITAS Software. Prior to the merger, Bloom had served at VERITAS Software as the chief executive officer from 2000 and as chairman since 2002. Bloom successfully led VERITAS to become the global leader in storage and availability software. Under Bloom’s leadership, VERITAS grew its revenue to $2.04 billion in 2004.
About Symantec
Symantec is the world leader in providing solutions to help individuals and enterprises assure the security, availability, and integrity of their information. Headquartered in Cupertino, Calif., Symantec has operations in more than 40 countries. More information is available at www.symantec.com.
###
(More)

Gary Bloom to Leave Symantec

NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please visit the Symantec News Rooms at http://www.symantec.com/news. All prices noted are in US dollars and are valid only in the United States.
Symantec, the Symantec logo, VERITAS, and the VERITAS logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the United States and certain other countries. Additional company and product names may be trademarks or registered trademarks of the individual companies and are respectfully acknowledged.
FORWARD LOOKING STATEMENTS: This press release contains statements that may be considered forward-looking within the meaning of the U.S. federal securities laws. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results or performance to differ materially from results expressed or implied in this press release. Additional information concerning our risk factors is contained in the Risk Factors section of our Form 10-Q for the quarter ended September 30, 2005. We assume no obligation to update any forward-looking information contained in this press release.